Exhibit 99.1

BIOCARDIA REPORTS FIRST QUARTER 2022 BUSINESS HIGHLIGHTS AND FINANCIAL RESULTS

Sunnyvale, Calif. – May 11, 2022 -  BioCardia®, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the first quarter of 2022 and filed its quarterly report on Form 10-Q for the three months ended March 31, 2022 with the Securities and Exchange Commission. The Company will also hold an update conference call today at 4:30 PM ET. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference by navigating to https://dpregister.com/sreg/10166913/f2b2448b7e.  Please note that registered participants will receive their dial-in number upon registration.  For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link:  https://event.choruscall.com/mediaframe/webcast.html?webcastid=hA1EhbO5, which is also available through the company’s website.

A webcast replay of the call will be available approximately one hour after the end of the call through August 11, 2022, at the above links. A telephonic replay of the call will be available through May 25, 2022 and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 8381785.

“In the first quarter, we successfully completed many important regulatory and development projects, including securing the FDA’s grant of Breakthrough Designation to the CardiAMP Cell Therapy for the treatment of heart failure, confirming our interpretation of the compelling data from our trials of our lead product candidate. This designation should create opportunities to expedite FDA review and approval of this therapeutic candidate. Our primary challenge remains clinical trial enrollment for our novel proprietary therapies even though each is targeted towards significant unmet clinical needs.” said BioCardia CEO Peter Altman, Ph.D. “Even with three clinical programs now enrolling, we anticipate 2022 revenues surpassing our previous revenue record as a public company in 2021 with our burn rate remaining substantially flat. We anticipate that we will have cash well into Q1 2023 without any additional deals or financings and we intend to deliver on both enrollment and deals in the year ahead.”

RECENT BUSINESS HIGHLIGHTS:

The CardiAMP® Cell Therapy

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The Company’s lead platform, CardiAMP cell therapy, is an autologous cell therapy being advanced for two actively enrolling indications in pivotal clinical trials: ischemic heart failure and chronic myocardial ischemia with an estimated combined 1.6 million patients in a reachable US market.

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The CardiAMP Cell Therapy Heart Failure Trial (BCDA-01) is a Phase III 260-patient randomized controlled clinical study intended to provide the primary data to support safety and efficacy in pursuit of market clearance.

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In January, The U.S. Food and Drug Administration (FDA) granted Breakthrough Device Designation for the CardiAMP Cell Therapy System for the treatment of heart failure. The Breakthrough Device Program is designed to expedite FDA approval of certain novel devices or device-led combination products (i.e., products that combine drugs, devices or biological products) that have the potential to provide more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. It is believed that the CardiAMP Cell Therapy System is the first cardiac cell therapy to receive an FDA Breakthrough designation.

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In February, the independent Data Safety Monitoring Board (DSMB) completed both a prespecified data review, including a risk-benefit assessment. Following the review, the DSMB indicated that it had no significant safety concerns and recommended that the study continue as designed. The next independent Data Safety Monitoring Board (DBSM) review is scheduled for Q3 2022.

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In February, Health Canada, that country’s health services agency, sent BioCardia a No Objections Letter allowing the CardiAMP Heart Failure Trial to expand into Canada. Four world-class Canadian clinical sites are currently working through the activation process to begin enrolling patients in the near future.

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In March, the United States Center for Medicare and Medicaid Services (CMS) issued a new reimbursement code (designated C9782) for the CardiAMP Cell Therapy procedure. This new CMS code is now available for the study procedure for the treatment and control arms of both BCDA-01 and BCDA-02 pivotal trials.

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Enrollment in the CardiAMP Heart Failure Trial remains BioCardia’s primary focus. Clinical investigators at 26 active partner sites across the United States have enrolled 111 patients to date, with an additional 7 treatment procedures for control patients who were given the opportunity to cross over and receive therapy as allowed by the FDA. The Company expects enrollment to improve in the months ahead due to each of these recent accomplishments in addition to:

o	the reduced impact of COVID-19;
o	the Company’s active efforts to include patients whose insurance does not cover the study; and
o	enhanced outreach to sites and increased clinical marketing activities.

●	The CardiAMP Cell Therapy Chronic Myocardial Ischemia Trial (BCDA-02) is a Phase III multi-center, randomized, double-blinded, controlled study of up to 343 patients at up to 40 clinical sites, designed to provide the primary support for the safety and efficacy in pursuit of market clearance. This therapeutic approach uses many of the same novel aspects as the CardiAMP Heart Failure Trial and is expected to leverage the Company’s experience and investment in that trial. This trial is intended to have an adaptive readout after 100 patients have reached the primary endpoint at six months follow-up. Safety readout results from the roll in cohort of this study are anticipated in 2022.

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A first consultation has been held with Japan’s Pharmaceutical and Medical Device Agency (PMDA) regarding the potential for CardiAMP Cell Therapy to be approved based on the data available to date, the approved status of the CardiAMP cell processing technology in Japan for other indications, and the approval status of our biotherapeutic delivery platform in the European Union. This consultation went well from the Company’s perspective, and we have been given clear guidance towards preparing for the next consultation.

Allogeneic Cell Therapy for Cardiac and Pulmonary Disease

●	The Company’s second therapeutic platform is the investigational culture expanded bone marrow derived allogeneic, Neurokinin-1 Receptor Positive mesenchymal stem cells (NK1R+ MSC).

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The Company is working to secure FDA acceptance of an Investigational New Drug (IND) application for a Phase I/II trial to deliver these cells for the treatment of ischemic systolic heart failure (BCDA-03). The Company has initiated what we anticipate will be the final preclinical pharmacology toxicology animal testing to submit the IND application promptly thereafter.

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In April, the FDA approved BioCardia’s IND application for a Phase I/II trial for the use of this allogeneic cell therapy for patients recovering from Acute Respiratory Distress Syndrome (ARDS) caused by COVID-19 (BCDA-04). This allows the Company to initiate its First-in Human phase I/II trial in adult patients, with trial initiation expected in the third quarter of 2022. The first part of the clinical trial will evaluate increasing dosages of the NK1R+ MSCs and the optimal does will be taken to Phase II in a randomized study in adult patients recovering from ARDS due to COVID-19.

Business Development

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The Company has three active business development projects. These include partnering CardiAMP Cell Therapy outside the United States, licensing its proprietary biotherapeutic delivery platforms to support other world class cardiovascular biotherapeutic development programs, and monetizing its AVANCE transseptal steerable introducer product, which is approved in the United States.

First Quarter 2022 Financial Results:

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The Company ended the quarter with cash and cash equivalents totaling $9.9 million, which together with the $1.5 million in net proceeds from our ATM in April 2022 at an average of $2.64 per share, provide runway into the first quarter of 2023.

●	Revenues increased to $60,000 in the first quarter of 2022, compared to $46,000 in the first quarter of 2021, due primarily to collaboration with corporate partners.

●	Research and development expenses increased by approximately 19% to $2.2 million in the first quarter of 2022, compared to $1.8 million in the first quarter of 2021, primarily due to increased clinical service provider costs and clinical site expenses incurred in conducting the CardiAMP Heart Failure Trial.

●	Selling, general and administrative expenses of $1.2 million in the first quarter of 2022 remained consistent with the $1.2 million in the first quarter of 2021.

●	Our net loss was $3.3 million in the first quarter of 2022, compared to $3.0 million in the first quarter of 2021.

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Net cash used in operations was $2.9 million in the first quarter of 2022, compared to $1.9 million in the first quarter of 2021, primarily related to the timing of payments from collaboration partners coupled with increased research and development expense.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

●	BCDA-01: Data Safety Monitoring Board review in the CardiAMP Cell Therapy Heart Failure Trial in Q3 2022.

●	BCDA-02: CardiAMP Chronic Myocardial Ischemia Phase III pivotal trial roll-in cohort safety data in 2022.

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BCDA-03: IND acceptance of Phase I/II program of our allogeneic Neurokinin-1 Receptor Positive Mesenchymal Stem Cells (NK1R+ MSC) for the treatment of ischemic heart failure, intended initially for those patients excluded from BCDA-01 in Q4 2022.

●	BCDA-04: treatment of the first patient in our allogeneic NK1R+ MSC Phase I/II program for the treatment of ARDS resulting from COVID-19 in Q3 2022.

ABOUT BIOCARDIA®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS Reimbursement. The Company's current products include the Helix™ transendocardial delivery system, the Morph® steerable guide and sheath catheter portfolio and the AVANCE™ steerable introducer family. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. For more information visit: www.BioCardia.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment of our clinical trials, filings with the FDA, FDA product clearances, PMDA product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, anticipated revenues, anticipated burn rate, the achievement of any of the anticipated upcoming milestones, completing deals, our positioning for growth or the market for our products and therapies, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements, and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2022, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

BioCardia, Inc.

Condensed Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended March 31,
	2022	2021
Revenue:
Net product revenue	$1	$—
Collaboration agreement revenue	59	46
Total revenue	60	46
Costs and expenses:
Research and development	2,186	1,841
Selling, general and administrative	1,201	1,177
Total costs and expenses	3,387	3,018
Operating loss	(3,327)	(2,972)
Other income (expense):
Total other income, net	2	3
Net loss	$(3,325)	$(2,969)

Net loss per share, basic and diluted	$(0.19)	$(0.18)

Weighted-average shares used in computing net loss per share, basic and diluted	17,066,068	16,569,268

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	March 31,	December 31,
	2022 (1)	2021 (1)

Assets:
Cash and cash equivalents	$9,930	$12,872
Other current assets	731	609
Property, plant and equipment and other noncurrent assets	2,179	2,237
Total assets	$12,840	$15,718
Liabilities and Stockholders’ Equity
Current liabilities	$3,913	$3,712
Operating lease liability - noncurrent	1,558	1,631
Total stockholders’ equity	7,369	10,375
Total liabilities and stockholders’ equity	$12,840	$15,718

(1)  March 31, 2022 amounts are unaudited. December 31, 2021 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission on March 29, 2022.